Exhibit 99.1

CTI BioPharma Announces Appointment of Hematology/Oncology Clinical Expert Adam Craig, M.D., Ph.D., as President and CEO

SEATTLE, February 27, 2017 - CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA: CTIC) today announced the appointment of Adam Craig, M.D., Ph.D., as President and Chief Executive Officer (CEO) and member of the Board of Directors effective March 20, 2017. Dr. Craig succeeds Richard Love, interim President and CEO who will continue to serve on the company’s Board of Directors. Dr. Craig has over 20 years of experience in hematology, oncology and drug development in both the US and Europe.

“On behalf of CTI BioPharma’s Board, I am pleased that Adam has joined as the next President and CEO as his leadership in hematology/oncology clinical development and our experience working with him over the last several months make him the right person to lead the company forward,” said Richard Love, interim President and CEO and board member. “I am confident in Adam’s ability to advance the company’s candidates forward, execute the strategic plan to improve the lives of patients with blood related cancers, and enhance shareholder value.”

Dr. Craig has worked as an independent consultant providing strategic and operational advice and support to CTI Biopharma and other hematology/oncology biotechnology companies since 2016. Prior to consulting, Dr. Craig was Chief Medical Officer (CMO) and Executive Vice President of Development of Sunesis Pharmaceuticals from 2012 to 2016. From 2008 to 2012, Dr Craig was CMO and Senior Vice President of Chemgenex Pharmaceuticals Ltd, a publicly-traded biotechnology company which was acquired by Cephalon/Teva Pharmaceuticals in 2011.
Dr. Craig is a Member of the Royal College of Physicians (UK) and undertook Post-Graduate Training in Pediatrics and Pediatric Oncology. Dr. Craig earned his Bachelor's and Medical degrees from Charing Cross and Westminster Medical School, University of London and holds a Ph.D. in Molecular Oncology from Leeds University in the U.K. and an MBA from the Open Business School, in the United Kingdom. Dr. Craig recently served as a Product Development Reviewer for the Cancer Prevention Research Institute of Texas.

While working with the company over the past few months, Dr. Craig has assisted with the analysis of pacritinib data and correspondence with both the Food and Drug Administration and European Medicines Agency.

“My recent work with CTI BioPharma as an advisor has given me an in-depth understanding as to the potential value of pacritinib, and the company’s other product candidates, as well as exposing me to the quality and experience of individuals that are committed to advancing these programs,” stated Dr. Craig “Based on the data from the two Phase 3 trials of pacritinib, I believe there is an opportunity to move the pacritinib program forward with the goal of addressing important areas of unmet medical need in myelofibrosis patients. I also look forward to working with the team to advance CTI BioPharma’s pipeline and pursuing other opportunities to strengthen the company.”

In connection with his appointment as President and Chief Executive Officer, Dr. Craig will be granted stock options to purchase 1.2 million shares of CTI BioPharma’s common stock at a per share price equal to the closing price of a share of the CTI BioPharma’s common stock on The NASDAQ Stock Market on his employment commencement date. The stock options will have a maximum term of ten years and will vest in six equal semi-annual installments over the three-year period following his employment commencement date, subject to Dr. Craig’s continued employment through the applicable vesting dates and acceleration under certain circumstances. The stock options are an inducement material to Dr. Craig’s entering into employment with CTI BioPharma. A portion of the stock options (covering not more than 80,000 shares) will be granted under CTI BioPharma’s 2015 Equity Incentive Plan. The balance of such stock options will be granted in accordance with NASDAQ Listing Rule 5635(c)(4).

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe with respect to PIXUVRI® and a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations with respect to the potential therapeutic utility of pacritinib, including pacritinib's potential to achieve treatment goals across patients with myelofibrosis, and expectations with respect to the future regulatory and commercialization plans. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers' securities, including risks related to the satisfaction of regulatory and other requirements; the actions of regulatory bodies and other governmental authorities; other clinical trial results; changes in laws and regulations; product quality, product efficacy, study protocol, data integrity or patient safety issues; product development risks; and other risks identified in each of the issuer's most recent filings on Forms 10-K and 10-Q and other Securities and Exchange Commission filings.

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CTI BioPharma Contacts:

Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com